Pacer Advisors, Inc.
Code of Ethics

I. INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all employees of Pacer Advisors, Inc. (the "Company") and certain other persons have a fiduciary duty to place the interests of clients ahead of their own and the Company's. This Code of Ethics applies to all Employees. Employees must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients.

For purposes of this policy, the following words shall mean:

"Access Persons" means all employees, directors, officers, partners or members of the Company, as the case may be, who;

(i) Have access to non-public information regarding Advisory Clients' purchases or sales of securities or

(ii) Are involved in making securities recommendations to Advisory Clients. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

"Advisory Client" means any person or entity for which the Company serves as investment adviser, renders investment advice or makes investment decisions.

"Beneficial Ownership" or "Beneficially Owns" means the same as it does under Section 16 of the Securities Exchange Act of 1934, as amended, and Rule J6a-J (a)(2) there-under.
Specifically, a person is the "beneficial owner" of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•
a member of an Access Person's immediate family (spouse, domestic partner, child or parents) who lives in an Access Person's household (including children who are temporarily living outside of the household for school, military service or other similar situation);

•	a relative of the person who lives in an Access Person's household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;
•
a relative whose financial affairs an Access Person "controls", whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

•	an investment account over which an Access Person has investment control or discretion;
•	a trust or other arrangement that names an Access Person as a beneficiary; and
•
a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner employee, or in which he owns 10% or more of any class of voting securities, a "controlling" interest as generally defined by securities laws, or over which he exercises effective control.

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Pacer Advisors, Inc.
Code of Ethics

"Code" means this policy as supplemented by other policies and procedures contained in the Company's Compliance Manual.

"Reportable Securities" means all securities in which an Access Person has a Beneficial Ownership interest except:

(i) U.S. Government securities

(ii) Money-market instruments (e.g. , bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments)

(iii) Shares of money market funds

(iv) Shares and holdings in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund

(v) Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds and

(vi) Exchange Traded Funds (ETFs)

(vii) Exchange Traded Notes (ETNs)

‘‘Supervised person’’ means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

As fiduciaries, all Employees must at all times:

1. Place the interests of Advisory Clients first. All Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. Supervised Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of a Supervised Persons. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically, compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company's fiduciary duties.

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Pacer Advisors, Inc.
Code of Ethics

II. RESTRICTIONS ON PERSONAL TRADING. The following rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with the Company to obtain advantageous treatment to the detriment of the interests of clients:

A. Initial Public Offerings. No Access Person may purchase any security in any public offering that may be construed as a “new issue” without the prior written approval of the Chief Compliance Officer.

B. Private Placements. Each Access Person who wishes to purchase or sell a security in a private placement, must notify and obtain prior approval from the Chief Compliance Officer or his or her designee prior to effecting the transaction. In considering such pre-clearance, the Chief Compliance Officer or his or her designee will consider whether the opportunity is being offered to the Access Person by virtue of his/her position with the Company. Pre-clearance will be granted at the discretion of the Chief Compliance Officer or his or her designee. Access Persons who have been authorized to acquire securities in a private placement are required to disclose such investment to the client when they participate in any client’s subsequent consideration of an investment in the issuer. Additionally, in such circumstances, the decision to purchase securities of the issuer for the client should be made either by another employee of the Company or, at a minimum, should be subject to an independent review by investment personnel of the Company with no personal interest in the issuer.

C. Pacer Exchange Traded Funds. Each Access Person who wishes to purchase or sell Pacer ETFs, must notify and obtain prior approval from the Chief Compliance Officer or his/her designee prior to effecting the transaction. In considering such pre-clearance, the Chief Compliance Officer or his or her designee will consider whether the Access Person is purchasing/selling the ETFs based on potential non-public information at the time that the transaction is intended to be made. Pre-clearance will be granted at the discretion of the Chief Compliance Officer or his or her designee. It is noted that excluded from these Pre-Clearance requirements are allocations made to Pacer ETFs through employee 401(k) plans.

D. Holdings Reporting by Access Persons. Each Access Person shall complete a holdings report no later than 10 days after the person becomes an Access Person, and the information in the holdings report must be current as of a date no more than 45 days prior to the date the person becomes an access person. The initial holdings report is attached as Exhibit D and shall be submitted to the Chief Compliance Officer

E. Personal Securities Transactions by Access Persons. Each Access Person shall direct his or her broker to supply to the Chief Compliance Officer (“CCO”) or her delegate, within 30 days after the end of each calendar quarter, a written report of all Reportable Securities transactions in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts. The Quarterly Transaction Report is attached as Exhibit E. A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Security to which the report relates.

E. When Will Pre-clearance Be Denied. Pre-clearance may be denied for an IPO or Private Placement accounts if, in the judgment of the CCO, the level of client activity is sufficient to create the potential for market movement in that security. The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

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Pacer Advisors, Inc.
Code of Ethics

III. OTHER DUTIES

A. Confidentiality.  Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information in the ordinary course of business.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with the Company, Acess Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve-month period), customary business meals, entertainment (e.g., sporting events, entertainment whose reasonable value, alone or in the aggregate, is not more than $2,500 in any twelve-month period), and promotional items (e.g., pens, mugs, T-shirts) may be accepted. All gifts received by a Supervised Person that might violate this Code must be promptly reported to the CCO of the Company.

2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3. Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

C. Company Opportunities. Supervised Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D. Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in the Company's files:

 (i) A current copy of the Code

(ii) Records of violations and actions taken as a result of the violations

(iii) Copies of all Supervised Persons written acknowledgement of receipt of the code

(iv) Copies of the annual compliance certificates required by the code

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Pacer Advisors, Inc.
Code of Ethics

E. Sanctions. If the CCO determines that a Supervised Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the State securities regulators and, in certain cases, criminal referral. The Company may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there-from; and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

F. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

G. Outside Business Activities. All employee board memberships, advisory positions, trade group positions, management positions or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the employee's full-time work commitment to the Company. Approval must be obtained through the CCO, and will ordinarily require consideration by senior officers of the Company. The Company may deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or sister company of the Company, as applicable. All Supervised Persons will be required to submit, on an annual basis, a completed Conflicts Questionnaire, which is attached to the Code of Ethics as Exhibit B.

H. Compliance Certification. All Supervised Persons shall sign a certificate promptly upon becoming an Supervised Person by virtue of initial employment, promotion or other association with the Company -that evidences his or her receipt of this Code of Ethics all Supervised Persons will be required to re-certify, on an annual basis thereafter, via the Annual Certification of Compliance, with the Code -of Ethics form attached as Exhibit C.

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Pacer Advisors, Inc.
Code of Ethics
Exhibit A

Personal Trade Request (PTR) Form

The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Pacer Advisors, Inc. Code of Ethics. You further certify that you do not have any confidential or inside information relating to the issuer of this Security. This Form must be submitted to the Company's CCO or her delegate. You may not complete this trade until you receive approval from the CCO. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request.

Investment Information:

Issuer and ticker symbol: ____________

Nature of Equity Investments:

Describe investment: ____________                                              Number of Shares: ____________

Nature of Fixed Income Investments:

Describe instrument: ____________                                               Principal amount of trade: ____________

Transaction Type (please circle):

Purchase Sale Short Sale

Proposed Trade Date: ____________                                                Current / Estimated Price: ____________

Broker/Dealer: ________________________

Is the proposed investment an IPO?                              Yes   /   No

Is the proposed investment a Limited Offering?            Yes   /   No

Access Person Signature: _______________________________________           Date: ____________

Printed Name: ______________________________________________________________________

Title of Account(s): __________________________________________________________________

CCO Action & Date (Initial One)

Approved: ________________ Denied: ________________

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Pacer Advisors, Inc.
Code of Ethics
Exhibit B

Conflicts Questionnaire

Pacer Advisors, Inc. (“the Firm”) is required to monitor Supervised Person’ circumstances that pose a potential conflict with our management of Client accounts. Please complete this questionnaire and disclose the required information. In addition, we will ask for a recertification of the information contained in the questionnaire annually. If during the year, your activities or associations change in a way that would change your responses, you must promptly notify the Compliance Officer of such change(s).

A.
Please disclose the requested information for any entity (including any commercial business or not-for-profit organization) other than the Firm in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

Name of Entity:	Nature of Affiliation or Title:	Public Company
1. ______________________________	______________________________________________	Yes/No
2. ______________________________	______________________________________________	Yes/No
3. ______________________________	______________________________________________	Yes/No
4. ______________________________	______________________________________________	Yes/No
5. ______________________________	______________________________________________	Yes/No

None ___________

B.
Please disclose whether your spouse or any immediate family member (including your parents, child or siblings) currently conducts business or works for an entity that conducts business with the Firm or is involved in or works for a securities-related business (e.g. an investment adviser, broker-dealer, or bank).

Describe:

               _________________________________________________________________________________________________________

 _________________________________________________________________________________________________________

None ___________

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Pacer Advisors, Inc.
Code of Ethics

C.	Please disclose whether your spouse or any immediate family member (including your parents, children or siblings) currently works for a public company.

Describe:

               _________________________________________________________________________________________________________

 _________________________________________________________________________________________________________

None ___________

Please note that these questions are intended to be broad in scope.  If you have any question as to whether any particular arrangement or relationship should be disclosed on this form, please consult the Compliance Officer.

Signature: ________________________
Print Name: ______________________
Date: _____________________________

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Pacer Advisors, Inc.
Code of Ethics
Exhibit C

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that upon my initial employment and/or during the year ended as of the date written below, in accordance with Section II: Restrictions on Personal Trading of the Company's Code of Ethics:

✓	_____I have fully disclosed all securities holdings, if applicable, in which I have, or a member of my immediate family has, a Beneficial Ownership interest.
✓
_____I have obtained pre-clearance, if applicable, for all securities transactions in which I have, or an immediate member of my family has, a Beneficial Ownership interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Company's CCO.

✓
_____I have reported, if applicable, all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Company's CCO.

✓	_____I have complied with the Code of Ethics in all other respects.

__________________________________________________
Signature

__________________________________________________
Print Name

Date: __________________

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Pacer Advisors, Inc.
Code of Ethics
Exhibit D

INITIAL AND ANNUAL HOLDINGS REPORT

I have read and I understand the Code of Ethics of Pacer Advisors, Inc. (the "Code").  I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.  I certify that I have complied in all respects with the requirements of the Code as in effect during the past year.

I also certify that all transactions during the past year that were required to be reported by me pursuant to the Code have been reported in Quarterly Transaction Reports that I have submitted to the Chief Compliance Officer or in confirmations and statements for each account through which any Securities in which I have any Beneficial Ownership are held, purchased or sold, that have been sent to the Chief Compliance Officer.

I certify that I have listed below: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of December 31 and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold; which shall constitute my Annual Holdings Report.  Use reverse side if additional space is needed.

Title and Type of Covered Security	Exchange Ticker Symbol or CUSIP Number (as Applicable)	Number of Shares	Principal Amount

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Pacer Advisors, Inc.
Code of Ethics

Name of each broker, dealer or bank:

Date Submitted: ____________________                        Print Name:  ________________________

Signature:  _________________________

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Code of Ethics

ACCESS PERSON QUARTERLY TRANSACTION REPORT

(Must be submitted no later than 30 days after the end of each Calendar Quarter)

Statement to the Company	By _______________________________________________ (Please print your full name) For the Quarter Ended: _____________________________

The following are all transactions in personal securities (not including exempt securities such as bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) effected during this quarter.  In lieu of listing every required transaction, an employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period.  Notwithstanding this accommodation, it remains the employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Title of Security	Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase/ Sale/gift, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct, Spouse, etc.)

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Pacer Advisors, Inc.
Code of Ethics
Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

Account Name and Number	Firm Through Which Transactions Are Effected	Date Account Opened or Closed

In connection with any purchases or sales of securities for the Company clients during this quarter, I have disclosed to the Company’s Chief Compliance Officer or his or her designee any material interests in securities in which I have Beneficial Ownership or some other Beneficial Interest which might reasonably raise the appearance of a conflict with the interests of a Company client.  The names and affiliations of “family members”1 who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of the Company’s personnel in the discharge of their duties are as follows:

Names	Affiliations

In connection with any gifts or entertainment received or given during the quarter in excess of the limits outlined in the Firm’s Compliance Manual and Code of Ethics I confirm that prior written approval was received in each instance. If written approval was not received, I have detailed below such items:

Gift/Entertainment	Amount

1  The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

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Pacer Advisors, Inc.
Code of Ethics

I certify that I have complied with the Firm’s Pay to Play policy during the quarter and any required donations were pre-cleared.

I certify that the information provided in this report is accurate and complete.

Employee Signature: _________________________________________	Date: _______________________	REVIEWED BY: ___________________

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